Exhibit 99.1
News Release
Contact: Ralph Pitts, Belk, Inc., 704-426-8402, ralph_pitts@belk.com
Belk, Inc. Reports Second Quarter Operating Results
Net Income Up 14.6 Percent
CHARLOTTE, N.C., August 27, 2009 — Belk, Inc. today announced operating results for its fiscal second quarter and first six months ended August 1, 2009.
Net Sales
Net sales for the 13-week period were $760.3 million compared to $829.3 million for the same prior-year period. The decrease was due primarily to a weak sales environment fueled by consumers’ continued economic concerns and a shift of state sales tax holidays in some Belk markets from July to August. On a comparable store basis, sales for the quarter decreased 9.4 percent.
Net sales for the 26-week period were $1,521.2 million compared to $1,646.6 million for the same prior-year period. Comparable store sales for the period decreased 8.5 percent.
Net Income
Net income for the 13-week period increased 14.6 percent to $9.4 million compared to the same prior-year period. The increase was due primarily to improved gross margin performance and effective cost control measures during the period. Net income excluding non-comparable items grew by 21.8 percent to $9.5 million compared to the same prior-year period. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.
Net income for the 26-week period was $10.0 million compared to $13.3 million for the same prior-year period. Net income excluding non-comparable items was $10.1 million compared to $11.9 million for the same prior-year period.
Tim Belk, chairman and chief executive officer of Belk, Inc., said, “While sales results reflected a continued weakness in consumer spending for the period, we were pleased to deliver increased profitability and a significantly improved cash position. Our associates did an exceptional job of providing good customer service while managing expense and inventory levels in keeping with sales trends.”
About Belk, Inc.
Charlotte, N.C.-based Belk, Inc. is the nation’s largest privately owned mainline department store company. It operates 307 Belk stores located in 16 Southern states. The company was founded in 1888 by William Henry Belk in Monroe, N.C., and is in the third generation of Belk family leadership.
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Notes:
To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items.” Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the Company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results.
Belk also excludes such items in connection with evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.
Certain statements made in this news release are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” or other similar words. Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: general, economic, political and business conditions, nationally and in our market areas; unseasonable and extreme weather conditions in our market areas; the income received from GE, the operator of our private label credit card business; our ability to correctly anticipate appropriate inventory levels during the year; the efficient and effective operation of our distribution network and information systems to manage sales, distribution, merchandise planning and allocation functions; our ability to execute growth and expansion plans; our ability to successfully integrate the Parisian department stores acquired from Saks Incorporated; our ability to integrate and operate our in-house fine jewelry business; our ability to successfully expand and operate our Belk.com website; changes in buying, charging and payment behavior among our customers; changes in the competitive environment of the department store and broader retail industry; the effectiveness of our merchandising and sales promotion strategies; seasonal fluctuations in sales and net income; our ability to manage the Company’s expense structure; and our ability to comply with debt covenants which could adversely affect our capital resources, financial condition and liquidity.
For additional information on these and other risk factors, see the section captioned “This Report Contains Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009 and in other filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.

BELK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1,	August 2,	August 1,	August 2,
(millions)	2009	2008	2009	2008

Revenues	$760.3	$829.3	$1,521.2	$1,646.6
Cost of goods sold (including occupancy, distribution and buying expenses)	522.4	573.6	1,054.5	1,131.9
Selling, general and administrative expenses	211.1	231.9	426.4	471.2
Gain on sale of property and equipment	0.6	1.0	0.9	2.0
Asset impairment and exit costs	0.7	1.4	1.1	1.9

Operating income	26.7	23.4	40.1	43.6
Interest expense, net	(12.8)	(13.1)	(25.3)	(26.4)
Gain on investments	—	1.0	—	1.9

Income before income taxes	13.9	11.3	14.8	19.1
Income tax expense	4.5	3.1	4.8	5.8

Net income	$9.4	$8.2	$10.0	$13.3

BELK, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND
NET INCOME EXCLUDING NON-COMPARABLE ITEMS
(unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1,	August 2,	August 1,	August 2,
(millions)	2009	2008	2009	2008

Net income	$9.4	$8.2	$10.0	$13.3
Gain on sale of property and equipment, net of income tax	(0.4)	(0.7)	(0.6)	(1.4)
Asset impairment and exit costs, net of income tax	0.5	1.0	0.7	1.3
Gain on investments, net of income tax	—	(0.7)	—	(1.3)

Net income excluding non-comparable items	$9.5	$7.8	$10.1	$11.9

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